Exhibit 10.1
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between

ROYAL BANCSHARES OF PENNSYLVANIA,	Docket No. 10-022-WA/RB-HC
INC.
Narberth, Pennsylvania

and

FEDERAL RESERVE BANK OF
PHILADELPHIA
Philadephia, Pennsylvania
     WHEREAS, Royal Bancshares of Pennsylvania, Inc, Narberth, Pennsylvania (“Bancshares”), a registered bank holding company, owns and controls Royal Bank America, Narberth, Pennsylvania (“Royal Bank”), and Royal Asian Bank, Philadelphia, Pennsylvania, both state nonmember banks (collectively, the “Banks”), and various nonbank subsidiaries;
     WHEREAS, it is the common goal of Bancshares and the Federal Reserve Bank of Philadelphia (the “Reserve Bank”) to maintain the financial soundness of Bancshares so that Bancshares may serve as a source of strength to the Banks;
     WHEREAS, Bancshares and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and
     WHEREAS, on March 17, 2010, the board of directors of Bancshares, at a duly constituted meeting, adopted a resolution authorizing and directing James J. McSwiggan to enter into this Agreement on behalf of Bancshares, and consenting to compliance with each and every provision of this Agreement by Bancshares and its institution -affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).
     NOW, THEREFORE, Bancshares and the Reserve Bank agree as follows:
Source of Strength
     1. The board of directors of Bancshares shall take appropriate steps to fully utilize Bancshares’ financial and managerial resources, pursuant to Section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to its subsidiary banks, including, but not limited to, taking steps to ensure that Royal Bank complies with the cease and desist orders entered into with the Federal Deposit Insurance Corporation (the “FDIC”) and the Commonwealth of Pennsylvania, Department of Banking on July 15, 2009, and any other supervisory action taken by either of the Banks’ federal or state regulators.
Board Oversight
     2. Within 60 days of this Agreement, the board of directors shall submit to the Reserve Bank a written plan to strengthen board oversight of the management and operations of the consolidated organization. The plan shall, at a minimum, address, consider, and include:
          (a) The actions that the board of directors will take to improve the condition of the consolidated organization and maintain effective control over, and supervision of, the consolidated organization’s major operations and activities, including but not limited to, risk management, accounting and financial controls and reporting, and regulatory reporting.

          (b) the responsibility of the board of directors to monitor management’s adherence to approved policies and procedures and to require management to document exceptions thereto at each regularly and specially called board meeting;
          (c) the establishment of measures to ensure management’s adherence to approved policies and procedures; and
          (d) a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the consolidated organization, [including information on the Banks’ adversely classified assets, allowance for loan and lease losses, capital, liquidity, and earnings].
Dividends and Distributions
     3. (a) Bancshares shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors.
          (b) Bancshares shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Banks without the prior written approval of the Reserve Bank.
          (c) Bancshares and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.
          (d) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on Bancshares’ capital, earnings, and cash flow; the Banks’ capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bancshares must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).
Debt and Stock Redemption
     4. (a) Bancshares and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
          (b) Bancshares shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Capital Plan
     5. Within 60 days of this Agreement, Bancshares shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Bancshares on a consolidated basis. The plan shall, at a minimum, address, consider, and include: (a) The consolidated organization’s and the Banks’ current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Banks issued by the Banks’ federal regulator;

          (b) the adequacy of the Banks’ capital, taking into account the volume of classified credits, concentrations of credit, allowance for loan and lease losses, current and projected asset growth, and projected retained earnings;
          (c) the source and timing of additional funds necessary to fulfill the consolidated organization’s and the Banks’ future capital requirements;
          (d) supervisory requests for additional capital at the Banks or the requirements of any supervisory action imposed on the Banks by their federal or state regulators; and
          (e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Bancshares serve as a source of strength to the Banks.
     6. Bancshares shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which any of Bancshares’ capital ratios fall below the approved plan’s minimum ratios. Together with the notification, Bancshares shall submit an acceptable written plan that details the steps that Bancshares will take to increase Bancshares’ capital ratios to or above the approved plan’s minimums.
Cash Flow Projections
     7. Within 60 days of this Agreement, Bancshares shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for 2010. Bancshares shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2010 at least one month prior to the beginning of that calendar year.
Compliance with Laws and Regulations
     8. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancshares shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
          (b) Bancshares shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).
Progress Reports
     9. Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.
Approval and Implementation of Plan
     10. (a) Bancshares shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time period set forth in paragraph 5 of this Agreement.
          (b) Within 10 days of approval by the Reserve Bank, Bancshares shall adopt the approved capital plan. Upon adoption, Bancshares shall promptly implement the approved plan and thereafter fully comply with it.
          (c) During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications
     11. All communications regarding this Agreement shall be sent to:
(a)	Mr. Eric Sonnheim Assistant Vice President Supervision, Regulation and Credit Federal Reserve Bank of Philadelphia Ten Independence Mall Philadelphia, PA 19106-1574
(b)	Mr. James McSwiggan President and Chief Operating Officer Royal Bancshares of Pennsylvania, Inc. 732 Montgomery Avenue Narbeth, PA 19072
     12. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Bancshares to comply with any provision of this Agreement.
     13. The provisions of this Agreement shall be binding upon Bancshares and its institution-affiliated parties, in their capacities as such, and their successors and assigns.
     14. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.
     15. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bancshares, the Banks, any nonbank subsidiary of Bancshares, or any of their current or former institution-affiliated parties and their successors and assigns.
     16. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 17th day of March, 2010.

ROYAL	BANCSHARES OF PENNSYLVANIA, INC.	FEDERA	L RESERVE BANK OF PHILADELPHIA

By:	/s/ James J. McSwiggan	By:
	James J. McSwiggan		Eric A. Sonnheim
	President and Chief Operating Officer		Assistant Vice President